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                                                                     Exhibit 3.1

                         AMENDED AND RESTATED CHARTER
                                      OF

                           PACER INTERNATIONAL, INC.

          Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act (the "Act"), the undersigned corporation adopts the
                               ---
following amended and restated charter:

          1.   Name.  The name of the corporation is Pacer International, Inc.
               ----
(the "Corporation").
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          2.   Registered Office and Registered Agent.  The address of the
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registered office of the Corporation in Tennessee is CT Corporation System, 530
Knoxville, TN 37902, County Knox. The Corporation's registered agent at the registered office is CT Corporation System

          3.   Principal Office.  The address of the principal office of the
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Corporation is 3746 Mt. Diablo Blvd., Suite 110, Lafayette, California 94549.

          4.   Corporation for Profit.  The Corporation is for profit.
               ----------------------

          5.   Authorized Shares.  The Corporation shall have authority, acting
               -----------------
by its board of directors, to issue not more than twenty-one million (21,000,000) shares divided into classes as follows:

          (a) Twenty million (20,000,000) shares shall be shares of common stock, each with a par value of one cent ($.01) ("Common Stock"). All shares of
                                                  ------------
Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. There shall be no cumulative voting of the Common Stock of the Corporation.

          (b) One million (1,000,000) shares shall be shares of preferred stock, each with a par value of one cent ($.01) ("Preferred Stock").
                                                  ---------------

          (i) The board of directors is hereby authorized to issue the Preferred Stock from time to time in one or more series, which Preferred Stock shall be preferred to the Common Stock as to dividends and distribution of assets of the Corporation on dissolution, as hereinafter provided, and shall have such distinctive designations as may be stated in the articles of amendment providing for the issue of such stock adopted by the board of directors. In such articles of amendment providing for the issuance of shares of each particular series, the board of directors is hereby expressly authorized and empowered to fix the number of shares constituting such series and to fix the relative rights and preferences of the shares of the series so established to the full extent allowable by law except insofar as such rights and preferences are fixed herein. Such authorization in the board of directors shall expressly include the authority to fix and determine the relative rights and preferences of such shares in the following respects:
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               (A)   The rate of dividend;

               (B) Whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

               (C) The amount payable upon shares in the event of voluntary and involuntary liquidation;

               (D) The purchase, retirement or sinking fund provisions, if any, for the call, redemption or purchase of shares;

               (E) The terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

               (F) Whether or not shares have voting rights, and the extent of such voting rights, if any, including the number of votes per share; and

               (G) Whether or not shares shall be cumulative, non-cumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

          All shares of the Preferred Stock shall be of equal rank and shall be identical, except in respect to the particulars that may be fixed by the board of directors as hereinabove provided in this paragraph and which may vary among the series. Different series of the Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except when such voting by classes is expressly required by law.

          (ii) The holders of Preferred Stock are entitled to receive, when and as declared by the board of directors, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as theretofore fixed and determined by the board of directors as hereinbefore authorized, and no more; such dividends to be payable before any dividend on Common Stock shall be paid or set apart for payment arrearages in the payment of dividends shall not bear interest.

          (iii) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the board of directors in any articles of amendment providing for the issue of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the articles of amendment of the board of directors providing for the issue of such series of Preferred Stock or by declaration of the board of directors, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a dissolution, liquidation or winding up of the affairs of the Corporation.

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          (c)   50,000 shares of Preferred Stock shall have the rights and designations set forth below.

          (i)   Designation and Amount.  The designation of the series of the
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preferred stock shall be "Series A Preferred Nonparticipating Pay-In-Kind
Stock", par value one cent ($.01) per share (the "Series A Preferred Stock").
                                                  ------------------------
The number of authorized shares of Series A Preferred Stock shall be 50,000.
The Series A Preferred Stock shall be assigned a liquidation value of $1,000 per share (the "Liquidation Value"). Capitalized terms used herein are defined in
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clause (xii) hereof.

          (ii)  Stock Dividends. (a) General Obligation. The holders of Series A
                ---------------      ------------------
Preferred Stock shall be entitled to receive when, as and if declared by the board of directors and out of funds of the Corporation legally available therefor, cumulative dividends for each share of Series A Preferred Stock outstanding, from the Issue Date, at the annual rate of 7.5% of the Liquidation Value per share and no more (the "Stock Dividend"). The Stock Dividend shall be
                                  --------------
payable annually in arrears in additional shares of Series A Preferred Stock and the number of shares (which may include fractions thereof) so delivered shall be equal to the quotient of (x) the Stock Dividend, divided by (y) the Liquidation Value. Stock Dividends shall accrue, without interest, from day to day (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Stock Dividends, if declared, shall be payable annually on the last Business Day (as defined below) of each fiscal year of the Corporation (each such date being hereinafter referred to as a "Dividend Date") following the original date of issuance of any
                  -------------
share of Series A Preferred Stock (the "Issue Date"). Each Dividend will be
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payable to holders of record of Series A Preferred Stock as they appear on the stock records of the Corporation at the close of business on such record dates, not more than 60 days prior to such Dividend Dates, as shall be fixed by the board of directors.

                (b)   Distribution of Partial Dividend Payments. Except as
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otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each such holder.

                (c)   Priority of Dividends. The Stock Dividends on the Series A
                      ---------------------
Preferred Stock pursuant to clause (ii)(a) shall be cumulative such that all accrued and unpaid dividends thereon (through the most recent Dividend Date) shall be fully paid or declared with funds irrevocably set apart for payment thereof before any dividend, distribution or payment may be made with respect to the Common Stock or any other equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends.

          (iii) Liquidation.  Upon any liquidation, dissolution or winding up
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of the Corporation, whether voluntary or involuntary, the holders of the Series
A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Common Stock or any other equity securities of the Corporation ranking junior to the Series A Preferred Stock with respect to payment of amounts upon liquidation, dissolution or winding up, an amount per share

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equal to the Liquidation Value thereof (plus an amount equal to all accrued and unpaid dividends thereon to but excluding the date of distribution), and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets (or proceeds thereof) to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid hereunder, then the entire assets (or proceeds thereof) to be distributed to the holders of Series A Preferred Stock shall be distributed ratably among such holders of Series A Preferred Stock. Neither a consolidation or merger of the Corporation with another entity, nor the consummation of a statutory binding share exchange involving the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, within the meaning of this clause (iii).

          (iv)  Redemption. (a) Mandatory Redemption. The Corporation shall
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redeem each of the shares of Series A Preferred Stock held by a holder of Series
A Preferred Stock on the tenth anniversary of the Issue Date (or, if such day is not any day other than a Saturday, a Sunday or any day on which banks are authorized or required to close in New York City ("Business Day"), on the next
                                                   ------------
following Business Day) of such Share (the "Redemption Date"). Upon such
                                            ---------------
redemption, each holder of such Share shall be entitled to a cash payment equal to the current Liquidation Value of such Share plus any accrued dividends to the date of redemption (the "Redemption Price").
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                (b)   Effect of Redemption. On or after the Redemption Date, all
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rights in respect of the Shares to be redeemed, except the right to receive the
Redemption Price, shall (unless default shall be made by the Corporation in the payment of the Redemption Price, in which event such rights shall be exercisable until such default is cured) cease and terminate, and such shares shall no longer be deemed to be outstanding, notwithstanding that any certificates representing such shares shall not have been surrendered to the Corporation.

                (c)   Redemption Price. For each share which is to be redeemed,
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the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the Redemption Price thereof. If for any reason the Corporation defaults in its obligation to pay all or any portion of the Redemption Price, in addition to any other rights or remedies of the redeeming holder of the Series A Preferred Stock, the unpaid portion thereof will bear interest at a rate per annum of 7.5%. If the Corporation's funds which are legally available for redemption of shares are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of the shares to be redeemed based upon the aggregate Redemption Price of such shares held be each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

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          (v)    Voting Rights. The holders of the Series A Preferred Stock
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shall have no voting rights other than as required by law.

          (vi)   Transferability. A holder of shares of Series A Preferred Stock
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shall not make, nor suffer to be made, any transfer, sale, assignment, gift, pledge, mortgage, or other disposition or encumbrance (all which are comprised within the word "transfer" as used hereinafter) of all or any portion of the Series A Preferred Stock held by such holder, except as expressly approved by the Board of Directors or as otherwise contemplated in this designations. Any transfers which are not in compliance with the terms of this designation, shall be null and void and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation's records to such attempted transfer.

          (vii)  Amendments.  The rights, privileges and preferences of the
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Series A Preferred Stock shall not be amended without the consent of a majority of the then outstanding shares of the Series A Preferred Stock, given in writing or by vote at a meeting, if such amendment would have a material and adverse effect on the rights of the holders of the Series A Preferred Stock.

          (viii) Business Day.  If any day specified as a Dividend Date is not a
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Business Day, such Dividend Date shall be the next following Business Day, unless such Dividend Date falls in the following calendar month in which case such Dividend Date shall be the immediately preceding Business Day.

          (ix)   No Preemptive Rights.  The holders of shares of Series A
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Preferred Stock shall have no preemptive rights.

          (x)    Rank.  The Series A Preferred Stock shall, with respect to
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dividend rights and rights on liquidation, winding up and dissolution (with respect to the Liquidation Amount) (i) rank senior and prior to any class of common stock, and to any other class or series of securities now or hereafter issued by the Corporation not designated as senior to or on parity with the Series A Preferred Stock (ii) rank on a parity with any other class or series of preferred stock hereafter issued by the Corporation, designated as on a parity as to dividend rights, rights on liquidation, winding up and dissolution (with respect to the Liquidation Amount) with the Series A Preferred Stock and (iii) rank junior to any preferred stock hereafter issued by the Corporation, designated as senior as to dividend rights, rights on liquidation, winding up and dissolution with the Series A Preferred Stock.

          (xi)   Reacquired Shares.  Any shares of Series A Preferred Stock
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redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation.

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          6.  Limitation on Directors' Liability.
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          (a)   A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the Act, as amended from time to time.

          (b) If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          7.  Indemnification.
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          (a)   The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The Corporation may, to the full extent permitted by law,
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purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; or (2) if a judgment or other final adjudication adverse to the indemnitee establishes his liability for
(i) any breach of the duty of loyalty to the Corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-304 of the Act.

          (b) The rights to indemnification and advancement of expenses set forth in paragraph 7(a) above are intended to be greater than those which are otherwise provided for in the Act, are contractual between the Corporation and the person being indemnified, his heirs, executors and administrators, and, with respect to paragraph 7(a), are mandatory, notwithstanding a person's failure to meet the standard of conduct required for permissive indemnification under the Act, as amended from time to time. The rights to indemnification and

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advancement of expenses set forth in paragraph 7(a) above are nonexclusive of other similar rights which may be granted by law, this Charter, the bylaws, a resolution of the board of directors or shareholders of the Corporation, or an agreement with the Corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.

          (c) Any repeal or modification of the provisions of this paragraph 7, either directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification. In addition, if an amendment to the Act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph 7 which occur subsequent to the effective date of such amendment.

          8.  Express Powers of Board of Directors.  In furtherance of and not
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in limitation of the powers conferred by statute, the Corporation is expressly authorized, acting upon the authority of the board of directors and without the approval of the shareholders, to:

          (a) Issue shares of any class or series as a share dividend in respect of shares of the same class or series or any other class or series;

          (b) Fix or change the number of directors, including an increase or decrease in the number of directors;

          (c) Determine, establish or modify, in whole or in part, the preferences, limitations and relative rights of (i) any class of shares before the issuance of any shares of that class, or (ii) one or more series within a class before the issuance of any shares of that series. The board of directors is further authorized to amend this Charter, without shareholder action, to set forth such preferences, limitations and relative rights; and

          (d) Determine, in accordance with law, the method by which vacancies occurring on the board of directors are to be filled.

          9.  Removal of Directors.  Directors may be removed from office either
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with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote, given at a meeting of the shareholders called for that purpose, or by the consent of the holders of a majority of the outstanding shares of the Corporation entitled to vote, give in accordance with Section 48-17-104 of the Act.

          This Charter was duly adopted on May 28, 1999 by the board of directors and shareholders of the Corporation.

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          IN WITNESS WHEREOF, PACER INTERNATIONAL, INC. has caused this Amended and Restated Charter to be signed by Donald C. Orris, its Chief Executive Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Amended and Restated Charter is his act and deed, this 28th day of May, 1999.

                                        PACER INTERNATIONAL, INC.

                                        /s/ Donald C. Orris
                                        --------------------------------------
                                        Donald C. Orris
                                        Chief Executive Officer

Dated:  May 28, 1999

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